Exhibit 10(a)(ii)
H. J. HEINZ COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective November 12, 2008)

H. J. HEINZ COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective November 12, 2008)

- ii -

H. J. HEINZ COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective November 12, 2008)
     H. J. HEINZ COMPANY, a Pennsylvania corporation with its principal offices at Pittsburgh, Pennsylvania, in order to compensate executive employees for retirement benefits which cannot be paid under the Company’s qualified plans because of statutory limitations and to aid in the recruitment and retention of such employees, adopted this Supplemental Executive Retirement Plan effective May 1, 1989. The Plan has been amended from time to time thereafter and is hereby amended and restated, with all changes to be effective September 1, 2007. This restatement applies to Members who terminate employment on or after the applicable effective date. Benefits with respect to any Member who terminated employment before the applicable effective date shall be governed by the prior provisions of the Plan as in effect at the relevant time, except as otherwise specifically stated elsewhere herein. Benefits accruing or vesting under the Plan after December 31, 2004 are subject to the provisions of Code section 409A. Benefits that accrued and vested before January 1, 2005 are not subject to Code section 409A unless the provisions of the Plan relating to such amounts are materially modified after October 3, 2004.

ARTICLE 1
Definitions
     Unless otherwise required by the context, capitalized terms used herein shall have the meanings set forth in this Article 1. Any capitalized term not specifically defined herein shall have the meaning set forth in Plan A.
     Section 1.1. Account shall mean the unfunded bookkeeping account maintained under the Plan for each Member to record the amount of the Member’s cash balance accrual for periods after April 30, 2004.
     Section 1.2. Actuarial Equivalent Value shall mean the “Lump Sum Value” as defined in Plan A.
     Section 1.3. Affiliate shall mean H. J. Heinz Finance Company and any corporation, partnership, trust, or sole proprietorship, whether domestic or foreign, which is affiliated with the Company through direct or indirect ownership of greater than fifty percent (50%) of the voting and equity interests therein.
     Section 1.4. Board shall mean the Board of Directors of the Company.
     Section 1.5. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
     Section 1.6. Company shall mean H. J. Heinz Company, a Pennsylvania corporation, or any successor thereto.
     Section 1.7. Compensation shall mean “Eligible Earnings” as defined in the RSP modified as follows:
     (a) Compensation shall include amounts excluded from “Eligible Earnings” under the terms of the RSP implementing the limitation of Code section 401(a)(17).
     (b) Amounts excluded from “Eligible Earnings” under the terms of the RSP by reason of an Employee election to defer such amounts under a Deferred Compensation Program shall be included as Compensation for the period in which such amounts would have been received but for the deferral, but shall not be included when actually paid to the Member.

     (c) Compensation shall include the fair market value, as determined pursuant to the Stock Incentive Plan as of the date of the award, of one share of common stock for each Restricted Stock Unit granted under the Stock Incentive Plan in lieu of a current bonus award.
     Section 1.8. Continuous Service shall mean “Service” as calculated under the rules of Plan A, rounded to the nearest whole year.
     Section 1.9. Deferred Compensation Program shall mean any compensation deferred at any time or from time to time under an elective deferred compensation plan or program maintained by the Company for Employees of the Company and its Affiliates.
     Section 1.10. EBAB shall mean the “Employee Benefits Administration Board” as described in Plan A.
     Section 1.11. Employee shall mean any person who is employed by an Employer.
     Section 1.12. Employer shall mean the Company and its Affiliates.
     Section 1.13. Excess Plan shall mean the H. J. Heinz Company Employees Retirement and Savings Excess Plan, as amended from time to time.
     Section 1.14. Final Average Compensation shall mean the average annual Compensation of a Member during the five highest compensated years of the Member’s last 10 years of Continuous Service.
     Section 1.15. Interest Credit shall mean the monthly credit that is made to the Account of each Member as of the end of each month representing notional investment earnings.
     Section 1.16. Key Employee shall mean, for each 12-month period beginning on May 1, a person who met the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) as of the applicable identification date for such 12-month period, which shall be the first day of the calendar year in which such 12-month period begins. For purposes of this determination a person is a key employee on the applicable identification date if he or she is a key employee under the requirements of Code section

416(i)(1)(A)(i), (ii), or (iii), applied as indicated above, at any time during the 12 month period ending on the applicable identification date. In other words, the identification of key employees is determined for the 12 month period ending on each January 1st, and such identified Key Employees are Key Employees for purposes of this Plan effective for the 12 month period beginning on the immediately following May 1st of that same calendar year in which the applicable identification date occurred.
     Section 1.17. MIP shall mean the “H. J. Heinz Company Management Incentive Plan” as in effect for periods before May 1, 1994.
     Section 1.18. Member shall mean any Employee meeting the eligibility requirements of Article 2.
     Section 1.19. Office of the Chairman shall mean the corporate management group (previously referred to as the Management Committee) so designated by the Board of Directors.
     Section 1.20. Pay Credit shall mean the monthly credit to a Member’s Account based on a percentage of the Member’s monthly Compensation.
     Section 1.21. Plan shall mean the “H. J. Heinz Company Supplemental Executive Retirement Plan” as set forth herein and as from time to time amended.
     Section 1.22. Plan A shall mean the “Employees’ Retirement System of H. J. Heinz Company (Plan “A”) for Salaried Employees”, as amended from time to time.
     Section 1.23. Plan A Benefit shall mean the Actuarial Equivalent Value of the benefit provided under Plan A determined as of the date of the Member’s Separation from Service.
     Section 1.24. Plan Year shall mean a calendar year.

     Section 1.25. Release shall mean a signed general release of all claims against the Employer arising prior to execution thereof which is designed to ensure that both the Employee and the Employer have their rights and obligations established with certainty and finality, including a release of age discrimination claims under the federal Age Discrimination in Employment Act in compliance with the Older Workers Benefit Protection Act.
     Section 1.26. RSP shall mean the H. J. Heinz Company Employees Retirement and Savings Plan, as amended from time to time.
     Section 1.27. RSP Company Account Benefit shall mean, as of any specified date, the sum of (a) and (b) below:
     (a) the contributions pursuant to Section 4.01 of the RSP allocated to the Member’s “Company Contribution Account” under the RSP increased from the date of such allocation to such specified date by interest compounded monthly at the rate specified below:
          (i) for each month beginning before June 1, 1996, the applicable rate for the first day of such month determined by reference to the active Buck Forward Interest Rate Index;
          (ii) for each month beginning on or after June 1, 1996 and before May 1, 2004, the applicable rate for the first day of such month determined by reference to the active Buck Forward Interest Rate Index increased by one percentage point; and
          (iii) for each month beginning on or after May 1, 2004, a rate equal to the yield on the Moody’s Aa Long Term Corporate Bond Index determined as of the last day of the last preceding month.
     (b) the amounts credited as of such specified date to the Member’s account under the Excess Plan pursuant to Sections 4.02, 4.03, and 4.04 thereof.
     Section 1.28. Restricted Stock Unit shall have the meaning set forth in the Stock Incentive Plan.

     Section 1.29. Separation from Service of a Member shall mean the death of the Member or the retirement or other termination of employment of the Member such that he ceases to be an Employee of any Employer, provided that no change in a Member’s employment status shall be considered a Separation from Service unless it would be treated as such pursuant to regulations under Code section 409A. For purposes of determining whether or not a termination of employment has occurred if an employee is expected to work less than 50% of the time that he/she worked in the preceding 36 month period a termination of employment is presumed to have occurred, and if an employee is expected to work greater than or equal to 50% of the time that he/she worked in the preceding 36 month period a termination of employment is presumed not to have occurred.
     Section 1.30. Spouse shall mean a person to whom the Member was legally married on the date of the Member’s death.
     Section 1.31. Stock Incentive Plan shall mean the “H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan” as amended from time to time, or any successor plan that provides for Restricted Stock Units.
     Section 1.32. Total Cash Band shall mean the applicable band among the series of bands into which positions within the Company or Affiliate have been grouped, on the basis of base salary and annual bonus target levels, for purposes of identifying eligibility for annual bonus, equity grants, and other benefit plans and perquisites offered by the Employers.

ARTICLE 2
Participation and Eligibility for Benefits
     Section 2.1. Participation. An Employee shall be covered as a Member under the Plan on or after September 1, 2007 if such Employee:
     (a) was covered under the Plan on August 31, 2007, or
     (b) is on a United States payroll and holds a position that comes within Total Cash Band 12, 13, or 14; or
     (c) is an Employee specifically designated for coverage under the Plan by the Office of the Chairman; or
     (d) is otherwise designated as eligible by resolution of the Board.
     Section 2.2. Eligibility for Benefits.
     (a) A Member with five or more years of Continuous Service who ceases to be employed by the Employer on or after his 55th birthday shall be entitled to the benefits under the Plan described in Section 3.1. A Member who ceases to be employed by the Employer before his 55th birthday or before he has five or more years of Continuous Service shall not be entitled to any benefit under this Plan.
     (b) Anything herein to the contrary notwithstanding:
          (i) a person who was employed on June 27, 1991 by The Hubinger Company, a Delaware corporation, and who as of May 1, 2004 has remained continuously employed by The Hubinger Company or by a successor to the business of The Hubinger Company, shall be entitled, upon termination of such employment after attaining age 55, to the lump sum benefit described in Appendix II, in lieu of any other benefit under this Plan.
          (ii) A Member (other than a Member described in (iii) below) who was terminated from employment involuntarily after having attained age 50 but before attaining age 55 as a result of Project Dance initiatives, Logistics and Warehouse outsourcing, or the Fiscal Year 2006 restructuring initiatives, who was ineligible to receive the enhancements described in paragraph 7.10,

7.11, or 7.12 of Plan A solely because such Member met the eligibility requirements of Section 2.1 of this Plan, but who satisfied all of the other requirements of paragraph 7.10(a), 7.11(a), or 7.12(a) of Plan A, shall be entitled to a benefit pursuant to Section 3.1(e).
          (iii) A person who is employed by an organization at the time that it ceases to be an Affiliate by reason of a sale, spin-off, reorganization or restructuring, or similar transaction in which such organization assumes responsibility for benefits for such person comparable to those provided under this Plan, shall cease to be a Member of this Plan on the effective date of such transaction. Moreover, such transaction shall not be deemed to result in a Separation from Service for purposes of this Plan and such person shall not be entitled to any benefits under this Plan with respect to employment before or after the effective date of such transaction.
     Section 2.3. Death. If a Member dies while actively employed by the Employer (or after Separation from Service and before payment has been made pursuant to Section 3.2) and after meeting the age and service requirements for a retirement benefit under Section 2.2 and the Member is survived by a Spouse, a benefit shall be payable to the Member’s surviving Spouse as provided in Section 3.1(b). No benefits shall be payable under the Plan in any other case of death.

ARTICLE 3
Benefits
     Section 3.1. Amount of Benefits. Unless otherwise provided in an Appendix to this Plan, the amount of benefits payable under the Plan shall be as follows:
     (a) The benefit payable hereunder upon Separation from Service under conditions resulting in benefit eligibility under Section 2.2 shall be determined as follows:
          (i) Benefits for periods of participation after April 30, 2004 shall accrue according to a cash balance formula based on a monthly Pay Credit to the Member’s Account equal to a specified percentage of the Member’s monthly Compensation, with the balance credited to the Account being increased each month by an Interest Credit. The benefit at retirement with respect to periods after April 30, 2004 shall be equal to the amount credited to the Member’s Account at the time of Separation from Service with the Employers.
               (A) The Pay Credit to each Member’s Account for each month shall be made on the last day of each month. The amount of each Pay Credit shall be determined as a percentage of the Member’s monthly Compensation, the applicable percentage being based on the Member’s Total Cash Band, as set forth in the following table:

Total Cash Band	Percentage of Monthly Compensation
12 or above	8%
10 or 11	7%
9 or below	6%
The first Pay Credit for the Account of a person who was a Member of the Plan on May 1, 2004 shall be made as of May 31.
               (B) The Interest Credit to each Member’s Account shall be 5%, compounded monthly, subject to periodic review. The first Interest Credit shall be made as of the end of the first month commencing after a Pay Credit has been made to the Member’s Account.

          (ii) For a person who was a Member as of April 30, 2004, the benefit accruing after April 30, 2004 according to (i) above shall be increased by the amount of the Member’s benefit attributable to periods before May 1, 2004, which shall be equal to (A) below reduced (but not below zero) by the offsets specified in (B) below:
               (A) The multiple of the Member’s Final Average Compensation (“FAC”) at the date of Separation from Service with the Employers and the Member’s Continuous Service during periods before May 1, 2004 determined according to the table attached hereto and made a part hereof as Exhibit A.
               (B) The applicable offsets are:
                    (I) the Plan A Benefit;
                    (II) the RSP Company Account Benefit; and
                    (III) the Actuarial Equivalent Value of the Employer-funded portion of any benefit payable as an annuity or from any lump sum payment in lieu of an annuity from any retirement plan of the Employer, domestic or foreign.
     (b) In the case of death of a Member while actively employed (or after Separation from Service and before payment has been made pursuant to Section 3.2) who would have been entitled upon Separation from Service on the date of his death to a benefit described in subsection (a) above, the deceased Member’s surviving Spouse shall receive a lump sum payment equal to the lump sum retirement benefit to which the Member would have been entitled if the Member had retired on the date of death.
     (c) In addition to the benefits determined under Section 3.1, the Chief Executive Officer of the Company as of May 6, 2002 shall be entitled to the Special Enhancement described in Appendix I.
     (d) Notwithstanding the foregoing, the benefit payable under this Plan to a Member who was terminated from employment involuntarily after having attained age 55, as a result of Project Dance initiatives, Logistics and Warehouse outsourcing, or the Fiscal Year 2006 restructuring initiatives, and who was ineligible to receive the enhancements described in paragraph 7.10,

7.11, or 7.12 of Plan A solely because such Member met the eligibility requirements of Section 2.1 of this Plan, but who satisfied all of the other requirements of paragraph 7.10(a), 7.11(a), or 7.12(a) of Plan A, shall be entitled to the supplement described in Section A of Appendix III, in addition to any other benefits payable under Section 3.1(a).
     (e) In the case of a Member described in Section 2.2(b)(ii), the benefit payable hereunder upon Separation from Service shall be determined under Section B of Appendix III.
     Section 3.2. Payment of Benefits. The Plan benefit payable to a Member or surviving Spouse shall be paid from the general assets of the Employer. Payment shall be made in a single cash lump following Separation from Service, as specified below:
     (a) Subject to the provisions of Section 6.8, and subparagraph (b) below, payment shall be made within the 90 day period following a Member’s Separation from Service (provided, however, that if this 90 day period overlaps two taxable years of the Member the Member does not have the right to designate the taxable year of the payment), provided that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member or his estate, payment may be delayed until a date within the first calendar year in which payment is administratively practicable.
     (b) Notwithstanding (a) above, effective January 1, 2005, in the case of a Key Employee, payment shall not be made before the earlier of: (i) the date that is 6 months after the date of Separation from Service, or (ii) the date of the Key Employee’s death. Payments that are delayed as a result of this requirement shall be increased by interest from the date that is one month after the date of Separation from Service to the date of payment at the applicable rate then in effect under Section 3.1(a)(i)(B).
Anything in the Plan to the contrary notwithstanding, no distribution shall be made that would cause the Plan, or any other plan or arrangement maintained by the Employers, to incur any of the failures described by Code section 409A(a)(1).

     Section 3.3. Benefits in Cases of Reemployment. A Member who was reemployed after having received a lump sum payment of his accrued benefit under the Plan shall accrue benefits under the Plan as a new Member. In the case of a Member who terminated employment at a time when he had no vested right to the benefit accrued under the Plan and who is subsequently reemployed, the Plan benefit attributable to the prior period of employment shall be zero unless the Office of the Chairman determines under the circumstances that some or all of such accrued benefit shall be reinstated.

ARTICLE 4
Administration
     Section 4.1. EBAB The general administration and responsibility for carrying out the provisions of the Plan shall be placed with EBAB. Membership in EBAB shall not disqualify an Employee from participation in the Plan. EBAB shall have complete control of the administration of the Plan with all powers to enable it to carry out its duties in that respect, subject to any limitations and conditions specified in or imposed by the Plan.
     Section 4.2. Powers. In addition to any implied powers needed to carry out the provisions of the Plan, EBAB shall have the following specific powers, subject to the provisions of Section 6.8:
     (a) To make and enforce such rules and regulations and procedures as it shall deem necessary or proper for the efficient administration of the Plan and to design written forms or other documents to implement such rules, regulations and procedures.
     (b) To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions.
     (c) To determine the amount of benefits that shall be payable to a Member or Spouse in accordance with the provisions of the Plan.
     (d) To arrange for withholding and remittance of such withholding taxes as are required under the Code.
     (e) To authorize one or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; to retain counsel, employ agents and provide for such clerical, accounting and consulting services as it may require in carrying out the provisions of the Plan; and to allocate among or delegate to other persons all or such portion of its duties hereunder as EBAB in its sole discretion shall decide.
     (f) To determine benefit eligibility under the Plan, to interpret Plan provisions, and to take any action necessary to execute the provisions of the Plan.

All such authority shall be exercised in a manner consistent with the provisions of the Plan. All interpretations, determinations, and decisions of EBAB in respect of any matter hereunder shall be final, conclusive, and binding upon the Employees, Members, and Spouses and all other persons claiming an interest under the Plan.
     Section 4.3. Quorum and EBAB Actions. A majority of the members of EBAB shall have the power to act with or without a meeting and the concurrence of any member may be by letter, wire, cablegram, telephone, facsimile, or other telephonic or electronic transmission.
     Section 4.4. Liability Insurance and Indemnification. The Company shall obtain insurance or indemnify the members of EBAB for any and all liability, whether joint or several, for their acts and conduct, or the acts or conduct of their agents, in their official capacity, to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision.
     Section 4.5. Facility of Payment. Whenever, in EBAB’s opinion, a person entitled to receive any payment of a benefit hereunder is under legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, EBAB may direct the Employer to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit or to apply the payment for the benefit of such person in such manner as EBAB considers advisable.
     Section 4.6. Expenses. The Company shall pay all expenses of administering the Plan.

ARTICLE 5
Amendment and Termination
     Section 5.1. Right to Amend or Terminate. While the Company intends to maintain the Plan for as long as necessary, the Board of Directors reserves the right to terminate, modify, alter, or amend this Plan from time to time to any extent that it may deem advisable, and subject to the provisions of Section 6.8; provided, however, that no such action shall, after the date of accrual and vesting of a Member’s benefits pursuant to Section 2.2 hereof, retroactively reduce or permit set-off against the portion of a Member’s accrued and vested benefits that accrued and vested under this Plan prior to the date of such action. Consistent with the requirements of Section 6.8, at any time prior to a Member’s Separation from Service the Company specifically retains the right to modify the method of payment of a Member’s benefits that are described in Section 3.2., whether or not such benefits are accrued and vested pursuant to Section 2.2. Amendment and termination authority shall be exercisable on behalf of the Company as follows:
     (a) Termination of the Plan or complete discontinuance of benefit accruals under the Plan shall require action by the Board of Directors.
     (b) An amendment changing the level of benefit accruals under the Plan shall require action by the Management Development and Compensation Committee of the Board of Directors.
     (c) Any other amendment may be made by the Office of the Chairman.
     Section 5.2. Termination Procedures. In the event of termination or partial termination of the Plan, the benefits of affected Members, as determined on the basis of the authorizing Board resolution, shall be paid as specified in such resolution or, if no payment direction is specified, as directed by EBAB, or in the absence of such direction, as prescribed in Article 3. In making any payment of benefits after termination of the Plan, any and all determinations by EBAB as to timing and amount shall be final and conclusive. Notwithstanding the foregoing, benefits shall not be paid other than as prescribed in Section 3.2 unless the termination of the Plan and the terms of payment of benefits are in accordance with acceleration circumstances permitted by regulations pursuant to Code section 409A in case of a corporate dissolution taxed under Code section 331, a change in control event described in such regulations, the complete termination of all aggregated arrangements, or such other circumstances as may be permitted by generally applicable guidance pursuant to Code section 409A.

ARTICLE 6
Miscellaneous
     Section 6.1. Headings — The headings are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.
     Section 6.2. Source of Payment — The sole source of payments to a Member or Spouse under the Plan shall be the general assets of the Employer. The rights and interests of a Member or Spouse under the Plan shall be solely the rights of a general creditor of the Employer. Except as provided in Section 6.3, no assets shall be set aside in trust for any Member or Spouse.
     Section 6.3. Authorization for Trust. Notwithstanding Section 6.2, the Company may, but shall not be required to, establish one or more trusts for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Employer.
     Section 6.4. No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any Employee or as a right of any Employee to be continued in employment or as a limitation on the right of any Employer to discharge any of its Employees with or without cause.
     Section 6.5. Benefits Not Assignable. No right or interest of any Member or Spouse in the Plan shall be assignable or transferable, or subject to any lien, in whole or in part, either directly or by operation of law, or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Member or Spouse in the Plan shall be liable for, or be subject to, any obligation or liability of such Member or Spouse.
     Section 6.6. Laws Applicable. The Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, to the extent not inconsistent with any applicable provision of ERISA, provided that it is intended that the Plan shall be construed so as not to incur any of the failures described by Code section 409A(a)(1) with respect to this Plan or any other plan or arrangement maintained by the Employers.
     Section 6.7. Number and Gender. Masculine pronouns used herein shall refer to men or women or both and nouns when stated in the singular shall include the plural and when stated in the plural shall include the singular whenever appropriate.
     Section 6.8. Compliance with Code Section 409A. It is intended that amounts deferred under this Plan will not be taxable under Code section 409A. This Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Employers. The Plan is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of the Plan and Code section 409A, the terms of Code section 409A shall control.

ARTICLE 7
Claims Procedure
     Section 7.1. Disposition of Claim. EBAB shall furnish written notice of disposition of a claim to the claimant within 30 days after the claimant has filed application therefor. In the event EBAB denies such claim, it shall specifically set forth in writing the reasons for the denial, cite the pertinent provisions of the Plan, and, where appropriate, provide an explanation as to how the claimant can perfect such claim.
     Section 7.2. Appeals. Any Member or Spouse who has been denied a benefit shall be entitled, upon request to the Secretary of EBAB, to appeal the denial of his claim. The claimant must provide a written statement of his position to the Secretary of EBAB not later than 60 days after receipt of the notification of denial of claim as set forth in paragraph 13.02 of the RSP. EBAB shall, within 60 days after receipt of such notice, communicate to the claimant its decision in writing.
     Section 7.3. EBAB Decision Final. EBAB’s determination of benefits due under the Plan shall be accorded deference and its decision shall be final and binding upon all parties.

EXHIBIT A
PAST SERVICE BENEFIT BASED ON SERVICE AND
FINAL AVERAGE COMPENSATION (FAC)

Continuous Service
before May 1, 2004	Multiple of FAC
less than 6 years	1.0
6	1.2
7	1.4
8	1.6
9	1.8
10	2.0
11	2.2
12	2.4
13	2.6
14	2.8
15	3.0
16	3.1
17	3.2
18	3.3
19	3.4
20	3.5
21	3.6
22	3.7
23	3.8
24	3.9
25	4.0
26	4.1
27	4.2
28	4.3
29	4.4
30	4.5
31	4.6
32	4.7
33	4.8
34	4.9
35	5.0 maximum

APPENDIX I
CEO ADDITIONAL BENEFIT
In addition to the benefits otherwise payable as determined pursuant to Section 3.1, the Chief Executive Officer of the Company as of May 6, 2002 shall be entitled to additional benefits under this Plan determined according to this Appendix I.
A.	The amount of the additional benefit, expressed as an annual straight life annuity of equivalent value, shall be determined from the following table based on Continuous Service after May 6, 2002 and Final Average Compensation (FAC), subject to the limit set forth in B. below and the conditions set forth in C. below:

Continuous Service after
May 6, 2002 to the
Nearest Whole Year	Percentage of FAC
less than 1 year	0
1 year	3.85%
2 years	7.70%
3 years	11.55%
4 years	15.40%
5 years	19.25%
6 years	23.10%
7 or more years	26.95%
B.	The amount of the additional benefit shall be limited to an amount that produces an annual straight life annuity of equivalent value that does not exceed 60% of Final Average Compensation, reduced by the sum of the following annual benefits determined on the basis of a straight life annuity commencing upon retirement at age 60: (i) an annual straight life annuity of equivalent value to the benefit provided under this Plan without regard to this Appendix I; (ii) an annual straight life annuity of equivalent value to the Plan A Benefit; (iii) an annual straight life annuity of equivalent value to the RSP Company Account Benefit; and (iv) the annual straight life annuity payable from any other retirement plan of the Employer, domestic or foreign (or, if any such plan does not provide for such an annuity, an annual straight life annuity of equivalent value to the lump sum benefit provided under such plan). Calculations of equivalent value shall be made using the factors and assumptions that are determined in accordance with Plan A.

C.	No amount shall be payable pursuant to this Appendix I if there is an interruption of Continuous Service before May 6, 2007. Notwithstanding the preceding sentence, if Continuous Service is involuntarily terminated other than for cause (as such term is defined in the Stock Incentive Plan), benefits under this Appendix I shall be payable on the basis of the table in A. above, based on Continuous Service to the date of termination, subject to the limit set forth in B. above.
D. The annuity amount determined under A. above, after applying the limitations and conditions set forth in B. and C. above, shall be payable as a single sum of Actuarial Equivalent Value, pursuant to the provisions of Section 3.2.

APPENDIX II
HUBINGER BENEFIT
Notwithstanding any other provision of this Plan, a person described in Section 2.2(b)(i) of this Plan shall be entitled, upon termination of such employment after attaining age 55, to the lump sum benefit described in this Appendix II, payable pursuant to the provisions of Section 3.2, which shall be in lieu of any other benefit under this Plan.
A.	As of May 1, 2004, the only person entitled to a benefit upon Separation from Service with a successor to the business of The Hubinger Company is Ivan Hasselbush.

B.	The amount of the lump sum benefit payable to Ivan Hasselbush upon termination of his employment with a successor to the business of The Hubinger Company is as follows:

Age at Termination	Lump Sum Benefit
60	$106,938.40
61	$102,385.62
62	$98,239.92
63	$94,492.78
64	$91,155.73
65 or older	$88,197.47

APPENDIX III
SPECIAL ENHANCEMENTS
The benefits payable with respect to a Member pursuant to Section 3.1(d) of the Plan shall be as follows:
A.	For an eligible Employee who had attained age 55 as of the date of Separation from Service, the amount of the benefit payable under the Plan shall be increased by a supplement equal to the excess of the amount described in (1) below over the amount described in (2) below. This supplement shall be in addition to the benefits otherwise payable from the Plan and the benefits payable from Plan A.
(1)	the lesser of (a) and (b) below:
(a)	150% of the greater of:
(i)	the Single Sum Amount (as defined in Plan A) as of the date of Separation from Service;

(ii)	the Lump Sum Value (as defined in Plan A determined by applying the Lump Sum Factors applicable for annuity starting dates during the year in which Separation from Service occurred) of the Accrued Benefit (as defined in Plan A), multiplied by the Early Commencement Factor (as defined in Plan A) determined as of the effective date of Separation from Service;
(b)	120% of the greater of:
(i)	the Single Sum Amount (as defined in Plan A) determined as of the effective date of Separation from Service;

(ii)	the Lump Sum Value (as defined in Plan A determined by applying the Lump Sum Factors applicable for annuity starting dates during the year in which Separation from Service occurred) of the

Accrued Benefit (as defined in Plan A), without applying the Early Commencement Factor (as defined in Plan A) determined as of the effective date of Separation from Service.
(2)	the Lump Sum Value (as defined in Plan A) of the Accrued Benefit (as defined in Plan A) under Plan A determined as of the effective date of Separation from Service.
B.	For an eligible Employee who had not attained age 55 as of the date of Separation from Service, the amount of the benefit payable under the Plan shall be equal to the benefit the Employee would have been entitled to receive under Section 3.1 of the Plan had the Employee met the age requirements of Section 2.2(a) of the Plan.